UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/18/2009

Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta	76-0419312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North Suite 100 Houston, Texas	77043-1221
(Address of Principal Executive Offices)	(Zip Code)

713-359-7000
(Registrant’s telephone number, including area code)

Commission File Number:  0-28778

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2009, the Compensation Committee of Tesco Corporation (the “Company”) approved the Company’s 2010 Short Term Incentive Plan, which applies to the Chief Executive Officer, Chief Financial Officer and other named executive officers of the Company. The plan provides that 30% of each participant’s annual cash incentive compensation shall be based upon a target of “Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” which is defined as earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. The plan further provides that 70% of each participant’s annual cash incentive compensation shall be based upon individual targets that will be determined by the Compensation Committee, and which will be based on Company performance goals. Payments under the plan may be increased by a multiplier based upon an earnings per share target approved by the Compensation Committee.

A copy of the Tesco Corporation 2010 Short Term Incentive Plan is attached hereto as Exhibit 10.1.

Item 9.01.               Financial Statements and Exhibits

(d)           Exhibits

Exhibit 10.1                      Tesco Corporation 2010 Short Term Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TESCO CORPORATION

Date: November 24, 2009	By:	/s/ James A. Lank
James A. Lank, Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Tesco Corporation 2010 Short Term Incentive Plan.